Exhibit 10.12

WAG LABS, INC.

<date>

Attention: <name>

Re:Wag! Group Co. Board of Directors

Dear <name>:

I am very pleased to confirm our offer for you to join the Board of Directors (“Board”) of Wag! Group Co., which will be a Delaware corporation (“Wag”), subject to formal appointment and closing of the de-SPAC.  We are all very enthusiastic about you joining the Board.  This letter agreement (this “Letter”) summarizes certain aspects of your Board role and compensation.  Please feel free to call me with any questions.

1.Start Date.  If you accept this offer, it is our expectation that you would begin your service on the Board on August     , 2022, following the closing of the contemplated business combination between Wag Labs, Inc. and CHW Acquisition Corporation (the “de-SPAC”), and that you would attend the next regular Board meeting after the Start Date (currently scheduled for Thursday, August 25, 2022).  For the avoidance of doubt, if the closing of the de-SPAC does not occur, this Letter will be void, ab initio.

2.In-Person Meetings.  We attempt to schedule our Board meetings as far in advance as possible.  Our Board meeting dates for 2022 are currently scheduled for August 25, 2022 and November 15, 2022.  Our meetings have historically been held in person at our offices in San Francisco, California, but we have commenced utilizing videoconferencing, consistent with other similarly situated companies.  We hope to resume in-person Board meetings, as circumstances permit in the future.  If you are asked and agree to serve on any Board committee, the committee meeting schedule and frequency will be as determined by that committee.  Wag will reimburse you for all reasonable travel expenses incurred in attending Board and committee meetings in accordance with our normal expense reimbursement policies.  Expenses in excess of the reimbursement policy limits in effect at the time must be approved in advance by the Board.

3.Conference Calls and Written Consents.  We may schedule additional Board meetings via teleconference or videoconference from time to time between regular quarterly meetings to keep the Board up to speed on current developments in the business.  In addition, we occasionally take action by unanimous written consent when quick Board approval is necessary, and we ask that you be responsive in those circumstances.

4.Compensation.  Your compensation for service on the Board and any committees thereof is as described in this paragraph.  You will be granted restricted stock units covering shares of Wag’s common stock with a grant date fair market value of $ (the “RSUs”), subject to approval by the Board, the terms and conditions under Wag’s 2022 Omnibus Incentive Plan (the “Plan”), the standard form of restricted stock unit agreement, and the closing of the de-SPAC.  The fair market value will be determined in accordance with the Wag! Group Co. 2022 Omnibus Incentive Plan. You will vest in <vesting_provision>.  Each installment of RSUs that becomes vested is a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

In addition, your cash compensation will consist of $     per year. Payments will be made quarterly in arrears and will be pro-rated for partial years. Wag does not pay incremental fees for attendance of Board meetings, telephone conferences, or committee service, but will reimburse you for reasonable travel expenses for attending in-person Board meetings, subject to compliance with Wag’s normal expense reimbursement policies.

5.No Conflicting Obligations.  You represent and warrant that your service on the Board, and your fulfillment of your fiduciary duties as a Director, will not violate or conflict with any obligation you may have to a current or previous employer, or any other entity with which you have a relationship as a board member or service provider.

6.Nondisclosure, Nonsolicitation and Noncompetition.  During and at all times following your service on the Board, you agree to keep in confidence and not disclose to any third party any portion of the confidential and proprietary information of Wag (or our partners or subsidiaries) that is disclosed to you in the course of your role as a Board member.  You agree not to use any such confidential information for any purpose other than in furtherance of your duties as a Board member.  Wag will own all such confidential information and associated intellectual property rights.  In addition, as long as you remain on the Board and for a period of 12 months thereafter, you agree not to solicit, recruit or hire any Wag employee to work for you or any company for which you are an employee, consultant, advisor, officer, director or investor.  You agree that, as long as you are serving on the Board, you will not provide services as an employee, consultant, advisor, officer or director for any other company that is a competitor of Wag as reasonably determined by the Board.

7.Fiduciary Duties.  You acknowledge and agree that you will use your best efforts to fulfill your fiduciary duties as a corporate director under Delaware law.

8.Election and Removal.  You understand that you will be serving on the Board at the discretion of the stockholders and that you may be removed from the Board at any time, with or without cause, upon the requisite vote of stockholders in accordance with our charter documents, stockholder agreements as then in effect, and Delaware law.  Neither this offer nor your election to the Board is a guarantee of continued Board service for any particular period of time.

9.Indemnification.  In addition to the general protections from personal liability afforded to directors of Delaware corporations under Delaware law, members of our Board have additional layers of legal protection.  We enter into indemnification agreements with our directors. These indemnification agreements supplement the indemnification rights of directors set forth under Delaware law and such agreements can’t be modified, waived or amended without the consent of the director.

10.Governing Law.  This Letter shall be construed and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

11.Miscellaneous.

(a)Entire Agreement.  This Letter represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes in its entirety any prior representations or agreements regarding such subject matter, whether written or oral.

(b)Amendment.  The terms of this Letter may only be amended, waived, cancelled or discharged in a writing signed by you and Wag. Notwithstanding the foregoing, you agree and acknowledge that your entitlement to compensation for your services contemplated hereunder will be subject to change based on Wag's director compensation program as in effect from time to time.

(c)Severability. If any provision of this Letter is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions will not be affected and will remain in full force and effect.

(d)Equitable Relief. You understand that monetary damages will not adequately compensate Wag for a breach of your obligations.  Accordingly, you agree that Wag may specifically enforce this Letter and that Wag will be entitled to seek a temporary or permanent injunction or restraining order to prevent any breach or threatened breach of your obligations under this Letter.  You thus hereby waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach and further agree that no bond or other security will be required in obtaining such equitable relief.

(e)Assignment. You may not assign your rights or obligations under this agreement without Wag's prior written consent.  You understand that Wag may assign this agreement without your consent to any entity (i) resulting from any merger, consolidation or other reorganization involving Wag, including, without limitation, a merger or other reorganization for the purpose of changing Wag's domicile, or (ii) to which Wag transfers all or substantially all of its assets.

(f)Consent to Receive Notices by Email. You hereby consent to receive all Board-related notice communications, including notices of Board and committee meetings, by email at the email address indicated on the signature page below or by any other means of electronic communication permitted by statute and Wag’s Bylaws.

(g)Nature of Relationship.  You acknowledge and agree that you will not be deemed an employee of Wag or any affiliates of Wag for any purpose, including for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise.  You will not hold yourself out as an agent of Wag or its affiliates or enter into any agreement or incur any obligations on Wag’s or any affiliate’s behalf other than as specifically authorized by the Board in accordance with the Wag’s Bylaws.

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To indicate your acceptance of this offer and your agreement to the terms above, please sign and date this Letter in the space provided below and return it to me.

Sincerely,

Garrett Smallwood
Chief Executive Officer and Director

ACCEPTED AND AGREED:

Name: <name>
Email: